Exhibit 99.2

July  28, 2014

Franklin Financial declares 3rd Quarter dividend

(CHAMBERSBURG, PA)  The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the third quarter of 2014, matching the regular quarterly cash dividend paid in the second quarter of 2014 and in the third quarter of 2013.

The quarterly dividend for the third quarter 2014 represents a 3.53% annualized dividend yield based upon the closing price on July 24 of $19.26 per share.

Total regular cash dividends paid during the first three quarters of 2014 will be $.51 per share, matching the $.51 per share paid during the same period in 2013.  The third quarter cash dividend will be paid on August 27, 2014 to shareholders of record at the close of business on August 8.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion.  Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol FRAF.